UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2012

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18151 Lafayette Ave., Elkhorn, NE	68022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 5, 2011, we entered into a Software Product Line Purchase Agreement with WORDsearch Corp., L.L.C. In accordance with the Software Product Line Purchase Agreement, WORDsearch agreed to acquire from us all of the assets associated with the QuickVerse® product line for $975,000 in cash at closing and the assumption of up to $140,000 of our then-existing liabilities at closing.  The QuickVerse® product line centered around our industry-leading Bible-study software program and had accounted for 86% of our aggregate revenues during the years-ended December 31, 2011 and 2010.  The specific assets conveyed include, among others, the underlying software source code, registered trade names, and existing product inventories.

On June 30, 2011, closing of the asset sale transaction governed by the Software Product Line Purchase Agreement, which was transitional in nature and expected to be ongoing through approximately the end of April, 2012, commenced.  As one of the initial parts of the closing, on July 1, 2011 WORDsearch assumed possession of the physical assets being conveyed in the transaction as well as control and responsibility of the business operations related to the QuickVerse® product line, including, among many other things, the receipt of revenues for sales in exchange for partial payment of the cash portion of the purchase price being paid to us.  Since July 1, 2011, we have continuously pursued the satisfaction of certain conditions to closing under the Software Product Line Purchase Agreement involving the settlement of certain liabilities associated with the QuickVerse® product line that we had been carrying on our books for an extended period as of the date of the Software Product Line Purchase Agreement.

On April 13, 2012, we determined that the final closing conditions under the Software Product Line Purchase Agreement had been met, which meant that we were able to deliver to WORDsearch the last in a series of officer’s certificates required thereunder.  Having delivered such certificate to WORDsearch on April 13, 2012, the sale of the QuickVerse® product line to WORDsearch was complete.

A copy of the Software Product Line Purchase Agreement was filed on Form 8-K as exhibit 10.35 dated May 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINDEX.COM, INC.

Date: April 13, 2012	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive Officer